Exhibit 10.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

(Effective May 17, 2013)

SECTION 1
BACKGROUND AND PURPOSE

1.1           Background The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units and Performance Awards.

1.2           Purpose of the Plan The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholder.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1           “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2           “Administrator” means, collectively, (i) the Board, (ii) a committee of the Board designated in accordance with Section 4.1, or (iii) one or more Directors or executive officers of the Company designated by the Board to administer the Plan or specific portions thereof as provided in Section 4.4; provided, however, that Awards to Nonemployee Directors and Awards that are intended to be Qualified Performance-Based Awards may only be granted by a committee of the Board consisting of two or more Independent Directors.

2.3           “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4           “Applicable Law” means the legal requirements relating to the administration of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by any stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5           “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, and Performance Awards.

2.6           “Award Agreement” means the written agreement or program document setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date.

2.7           “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8           “Change in Control” means the occurrence of any of the following:

(a)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)           The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

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(c)           The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)           Other events specified by the Administrator in the Participant’s Award Agreement.

2.9           “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.10          “Committee” means any committee of the Board designated to administer the Plan in accordance with Section 4.1.

2.11          “Company” means Superior Industries International, Inc., or any successor thereto.

2.12         “Consultant” means any consultant, independent contractor or other person who provides significant services (other than capital-raising activities) to the Company or its Affiliates or any employee or affiliate of any of the foregoing, but who is neither an Employee nor a Director.

2.13         “Continuous Service” means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant's Continuous Service shall not be considered terminated solely as a result of any such changes in status. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).

2.14         “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

2.15         “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.16         “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.17         “Eligible Participant” means an Employee, Director or Consultant.

2.18         “Employee” means any individual who is a common-law employee (including a leased employee) of the Company or of an Affiliate.

2.19         “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the base price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

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2.20         “Fair Market Value” means for a share of Common Stock, as of any date, the closing sales price for such stock on the Grant Date of the Award, provided the Common Stock is listed on an established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”). If no sales were reported on such Grant Date of the Award, the Fair Market Value of a share of Common Stock shall be the closing price for such stock as quoted on the NYSE (or the exchange with the greatest volume of trading in the Common Stock) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.21         “Fiscal Year” means a fiscal year of the Company.

2.22         “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Administrator, settled in cash valued by reference to Share value).

2.23         “Full-Value Award Limitation” means the limit on Full-Value Awards specified in Section 5.4.

2.24         “Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.25         “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.26         “Independent Director” means a Nonemployee Director who is (i) a “nonemployee director” within the meaning of Rule 16b-3 of the 1934 Act, (ii) “independent” as determined under the applicable rules of the NYSE, and (iii) an “outside director” under Treasury Regulation Section 1.162-27(e)(3), as any of these definitions may be modified or supplemented from time to time.

2.27         “Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Administrator in its discretion.

2.28         “Misconduct” shall include commission of any act in competition with any activity of the Company (or any Affiliate) or any act contrary or harmful to the interests of the Company (or any Affiliate) and shall include, without limitation: (a) conviction of a felony or crime involving moral turpitude or dishonesty, (b) violation of Company (or any Affiliate) policies, with or acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (c) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (e) participating in a hostile takeover attempt of the Company or an Affiliate. The foregoing definition shall not be deemed to be inclusive of all acts or omissions that the Company (or any Affiliate) may consider as Misconduct for purposes of the Plan.

2.29         “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.30         “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.31         “NYSE” means the New York Stock Exchange.

2.32         “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.33         “Participant” means an Employee, Consultant or Nonemployee Director who has an outstanding Award.

2.34         “Performance Award” means an Award granted to a Participant pursuant to Section 10 of the Plan, the vesting of which is contingent on the satisfaction of specified performance conditions.

2.35         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions that subject the Shares to a substantial risk of forfeiture.

2.36         “Plan” means this Superior Industries International, Inc. Amended and Restated 2008 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

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2.37          “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Shares as of the Grant Date.

2.38         “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Administrator.

2.39         “Restricted Stock” means an Award granted to a Participant pursuant to Section 9. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the restrictions against transferability are removed when the Participant has met the specified vesting requirement.

2.40         “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9. An Award of Restricted Stock Units constitutes the right to receive Shares (or the equivalent value in cash or other property if the Administrator so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.41         “Retirement” shall mean satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy.

2.42         “SEC” means the U.S. Securities and Exchange Commission.

2.43         “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

2.44         “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.45         “Shares” means shares of common stock of the Company.

2.46         “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 8. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)x100)/$20].

2.47         “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

EFFECTIVE DATE AND TERM

3.1           Effective Date. The Superior Industries International, Inc. 2008 Equity Incentive Plan was originally approved by the Company’s shareholders at the 2008 Annual Meeting of shareholders and became effective on May 30, 2008. Subject to the approval by the Company’s shareholders at the 2013 Annual Meeting, this Amended and Restated 2008 Equity Incentive Plan, the Plan will become effective on the date that it is adopted by the shareholders (the “2013 Effective Date”).

3.2           Term. Unless earlier terminated as provided herein, the Plan shall continue in effect until May 30, 2018. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

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SECTION 4
ADMINISTRATION

4.1           The Administrator. The Plan shall be administered by a Committee of the Board appointed by the Board (which Committee shall consist of at least two Directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the Directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are Section 16 Persons, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Benefits Committee of the Board is designated as the Administrator to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. Notwithstanding any of the foregoing, grants of Awards to Nonemployee Directors under the Plan shall be subject to the applicable award limit set forth in Section 5.4 hereof

4.2           Action and Interpretation by the Administrator. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons and shall be given the maximum deference permitted by Applicable Law. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Administrator will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3           Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to: (a) determine which Employees, Consultants and Directors shall be granted Awards; (b) determine the terms and conditions of the Awards, (c) interpret the Plan, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (e) interpret, amend or revoke any such rules, and (f) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4           Delegation. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more Board members who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate Eligible Participants to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Eligible Participants (a) who are Nonemployee Directors, (b) who are Section 16 Persons at the Grant Date, or (c) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Benefits Committee regarding the delegated duties and responsibilities and any Awards so granted. The administrator may also delegate nondiscretionary administrative duties to other parties as it deems appropriate.

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SECTION 5
SHARES SUBJECT TO THE PLAN

5.1           Number of Shares. Subject to adjustment, as provided in Section 5.3, the total number of Shares available for grant under the Plan shall be three million five hundred thousand (3,500,000) Shares, including Shares issued with respect to Awards granted since May 30, 2008. Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

5.2           Share Counting. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2:

a.           To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

b.           Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

c.           The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Option or SAR, (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option or (iv) Shares surrendered or withheld to cover taxes due upon the vesting of an Award.

d.           To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

e.           Substitute Awards granted pursuant to Section 5.6 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

f.           Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3           Adjustments in Awards and Authorized Shares. The number and kind of shares authorized for grant under the Plan in Section 5.1, the Award limits in Section 5.4, the number and kind of shares covered by each outstanding Award, and the per share exercise price of each such Option or SAR, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of common stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend on the common stock, or any other increase or decrease in the number of such Shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Board shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and the decisions of the Board in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of common stock subject to an Option. Notwithstanding any anti-dilution provision in the Plan, the Administrator shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treasury Regulations Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

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5.4           Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 5.3):

a.           Incentive Stock Options Limitation. No more than 3,000,000 Shares may be granted over the life of the Plan in the form of Incentive Stock Options.

b.           Full-Value Award Limitation. No more than 600,000 Shares may be issued over the life of the Plan in the form of Full Value Awards that are settled in Shares. To the extent that the full number of Shares subject to a Full Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will not count against the Full-Value Award Limitation. Cash-settled Full Value Awards shall not count against this Full-Value Award Limitation.

c.           Options or SARs. The maximum aggregate number of Shares subject to Options or SARs granted under the Plan in any 12-month period to any one Participant shall be 200,000.

d.           Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying Awards of Restricted Stock or Restricted Stock Units (whether or not performance-based Awards) granted under the Plan in any 12-month period to any one Participant shall be 100,000.

e.           Awards to Nonemployee Directors. The maximum aggregate number of Shares associated with any Award granted under the Plan in any 12-month period to any one Nonemployee Director shall be 10,000 Shares.

5.5           Minimum Vesting Requirements. Except in the case of substitute Awards granted pursuant to Section 5.5 and to the following sentence, Awards that vest solely on the Continuous Service of the Participant shall be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), and Award that have performance-based vesting criteria shall be subject to a minimum vesting period of one year. Notwithstanding the foregoing, (i) the Administrator may permit acceleration of vesting of an Award in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control (subject to the requirements of Section 11 in the case of Qualified Performance-Based Awards), and (ii) the Administrator may grant Awards covering 10% or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements.

5.6           Substitute Awards. In the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Awards in substitution for awards granted by their former employer, and any such substitute such Options or SARs may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date; provided, however, the grant of such substitute Option or SAR shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

SECTION 6
ELIGIBILITY

6.1           General. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treasury Regulations §1.409A-1(b)(5)(iii)(E).

SECTION 7
STOCK OPTIONS

7.1           Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Section 5.4, shall determine the number of Shares subject to each Option. If the Award does not specifically state whether the Options are Incentive Stock Options or Nonqualified Stock Options, the Award shall be treated as if the Administrator determined that the Award shall be Incentive Stock Options to the maximum extent permitted by Applicable Law. Unless otherwise determined by the Administrator, all options shall vest at a rate of 25% per year over the four year period beginning on the date of the grant.

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7.2           Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

7.3           Exercise Price. The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 7.3. Other than an Option issued as a substitute Award pursuant to Section 5.6, the per Share exercise price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

7.4           Incentive Stock Options. The grant of Incentive Stock Options shall be subject to all of the requirements of Code Section 422, including the following limitations:

(a)           The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b)           Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

(c)           To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7.4(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d)           In the event of a Participant's change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

7.5           Expiration of Options

7.5.1           Expiration Dates. Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

(a)           Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement;

(b)           Termination of Service. The thirtieth (30th) day following the date the Participant’s Continuous Service terminates (other than for a reason described in subsections (c), (d), (e), or (f) below);

(c)           Misconduct. In the event a Participant’s Continuous Service terminates because the Participant has performed an act of Misconduct as determined by the Administrator, all unexercised Options held by such Participant shall expire immediately following written notice from the Company to the Participant;

(d)           Disability. In the event that a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option at any time within twelve (12) months following the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

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(e)           Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant's estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(f)           Ten Years from Grant. An Option shall expire no more than ten (10) years after the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

7.5.2           Administrator Discretion. Notwithstanding the foregoing, the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following termination of a Participant’s Continuous Service (subject to limitations applicable to Incentive Stock Options); provided, however that such extension does not exceed the maximum term of the Option.

7.6           Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion. However, an Option that becomes exercisable based solely on the Participant’s Continuous Service must require no less than a three (3) year ratable-vesting period for such Option to become exercisable in full. After an Option is granted, in no event may the Administrator accelerate the time upon when the Option is exercisable except in the case of the Participant’s death, Disability, Retirement or a Change in Control of the Company.

7.7           Exercise and Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

7.7.1           Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. Unless otherwise determined by the Administrator at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (v) by any other means that the Administrator, in its discretion, determines to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

7.7.2           Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver Shares to the Participant (or the Participant’s designated broker), which may be in book entry form or certificated form.

7.8           No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option, or otherwise, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Exercise Price per share of the Option.

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7.9           No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

7.10         No Dividend Equivalents. No Option shall provide for dividend equivalents.

SECTION 8
STOCK APPRECIATION RIGHTS

8.1           Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted at any time and from time to time as determined by the Administrator in its discretion.

8.1.1           Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant; subject to Section 5.4.

8.1.2           Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash. However, other than a SAR issued as a substitute Award pursuant to Section 5.6, the Exercise Price of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.2           Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion. However, a SAR that becomes exercisable based solely on the Participant’s Continuous Service must require no less than a three (3) year ratable-vesting period for such SAR to become exercisable in full. After a SAR is granted, in no event may the Administrator accelerate the time upon when the SAR is exercisable except in the case of the Participant’s death, Disability, Retirement or a Change in Control of the Company.

8.3           SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

8.4           Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 7.5.

8.5           Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive from the Company either (whichever is specified in the Award Agreement) (a) a cash payment in an amount equal to (x) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (y) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares determined by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practical.

8.6           No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (i) the Exercise Price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original SAR, or otherwise, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the Exercise Price per share of the SAR.

8.7           No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

8.8           No Dividend Equivalents. No SAR shall provide for dividend equivalents.

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SECTION 9
RESTRICTED STOCK OR RESTRICTED STOCK UNITS

9.1           Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Eligible Participants in such amounts as the Administrator, in its discretion, shall determine, subject to the Full-Value Award Limitation in Section 5.4.

9.2           Award Agreement. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award, as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

9.3           Transferability. Except as provided in this Section 9, Shares of Restricted Stock or Awards of Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

9.4           Other Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter, subject to Section 5.5.

9.5           Legend on Certificates. The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

9.6           Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

9.7           Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares are paid in settlement of such Awards.

9.8           Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding the foregoing, if any Restricted Stock or Restricted Stock Unit Award is granted as a Performance Award, in no event shall dividends or dividend equivalents on such Award be paid or distributed until the performance-based vesting provisions of the Performance Award lapse.

9.9           Return of Restricted Stock to Company. On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock or Restricted Stock Units for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 10
PERFORMANCE AWARDS

10.1         Grant of Performance Awards. The Administrator is authorized to grant any Award under this Plan, including Options, SARs, Restricted Stock or Restricted Stock Units, with performance-based vesting criteria, on such terms and conditions as may be selected by the Administrator. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Administrator shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 10.2. All Performance Awards shall be evidenced by an Award Agreement or a written program established by the Administrator, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

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10.2         Performance Goals. The Administrator may establish performance goals for Performance Awards which may be based on any criteria selected by the Administrator. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. The time period during which the performance goals or other vesting provisions must be met will be called the “Performance Period.” If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such performance goals in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Administrator. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award.

SECTION 11
QUALIFIED PERFORMANCE-BASED AWARDS

11.1         Options and SARs. The provisions of the Plan are intended to enable Options and SARs granted hereunder to any Covered Employee to qualify for the Section 162(m) Exemption.

11.2         Other Awards. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate: net sales; gross sales; return on net assets; return on assets; return on equity; return on capital; return on revenues; asset turnover; economic value added; total stockholder return; net income; pre-tax income; operating profit margin; net income margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; cash flow; book value; earnings per share; stock price earnings ratio; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); or EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue.

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

11.3         Performance Goals. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period up to ten years. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

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11.4         Inclusions and Exclusions from Performance Criteria. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5         Certification of Performance Goals. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6         Award Limits. Section 5.4 sets forth the maximum number of Shares that may be granted in any one-year period to a Participant in designated forms of Awards.

11.7         Mandatory Deferral of Income. The Committee, in its sole discretion, may require that one or more Award Agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any Award, a Participant’s receipt of the benefit relating to such award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Participant’s remuneration does not exceed the limit set forth in such provisions of the Code; provided, however, that such deferral does not violate Code Section 409A.

SECTION 12
MISCELLANEOUS

12.1         Change In Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed or substituted by the successor corporation, then (i) all outstanding Options or SARs shall become fully vested and exercisable as of the date of the Change in Control, whether or not otherwise then exercisable, (ii) all service-based restrictions and conditions on any Award then outstanding shall lapse as of the date of the Change in Control, and (iii) the payout level under all Performance Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level. If an Award is assumed or substituted by the successor corporation, then if within two (2) years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then as of the date of employment termination (i) all of that Participant’s outstanding Options and SARs shall become fully vested and exercisable, (ii) all service-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s Performance Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

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12.2         Transfers Upon a Change in Control. In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.8, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (ii) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

12.3         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period not less than ten (10) days immediately prior to such dissolution or liquidation as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

12.4         No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

12.5         Compensation Recoupment Policy. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.

12.6         Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

12.7         Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

12.8         Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

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12.9         Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

12.10       Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

12.11       Legal Compliance. Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award or exercise made in violation hereof shall be null and void.

12.12           Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

SECTION 13
SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

13.1         General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

13.2         Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

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13.3         Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treasury Regulations Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Administrator or the General Counsel) shall determine which Awards or portions thereof will be subject to such exemptions.

13.4         Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Administrator under Treasury Regulations Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

13.5         Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treasury Regulations Section 1.409A-2(b)(2)(iii) (or any successor thereto).

13.6         Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 12.4, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

13.7         Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treasury Regulations section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treasury Regulations section 1.409A-3(j)(4).

13.8         Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or SARs, which shall have no dividend equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

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SECTION 14
AMENDMENT, SUSPENSION, AND TERMINATION

14.1         Amendment, Suspension, or Termination. Except as provided in Section 14.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

14.2         No Amendment without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 5.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with Applicable Law.

SECTION 15
TAX WITHHOLDING

15.1         Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

15.2         Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made; provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise be issued to the Participant, the amount of such tax withholding shall be determined by applying the statutory minimum federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

SECTION 16
LEGAL CONSTRUCTION

16.1         Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.2         Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

16.3         Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.4         Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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16.5         Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.6         Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California.

16.7         Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

SECTION 17
EXECUTION

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Steven J. Borick
Steven J. Borick, Chairman, CEO and President
Dated: May 22, 2013

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